EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q2-09 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s second quarter 2009 conference call. I am joined today by Keith Jackson, our president and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the second quarter of 2009. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the Piper Jaffray Semiconductor Summit on August 25th and CitiGroup’s Global Technology Conference on September 9th and 10th.

Wednesday, August 5, 2009

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe”, “estimate”, “anticipate”, “intend”, “expect”, “plan”, or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Wednesday, August 5, 2009

Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the second quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the second quarter of 2009 were $419.8 million, an increase of approximately 11 percent from the first quarter of 2009. During the second quarter of 2009, the company reported a GAAP net loss of $3.0 million or $0.01 per fully diluted share. The second quarter 2009 GAAP net loss included net charges of $41.7 million, or $0.10 per fully diluted share, from special items, which are detailed in schedules to our earnings release.

Second quarter 2009 non-GAAP net income was $38.7 million or $0.09 per share on a fully diluted basis.

Wednesday, August 5, 2009

We exited the second quarter of 2009 with cash and equivalents of $403.4 million. During the second quarter of 2009, we reduced our total debt by approximately $27 million. We also exited the quarter with the lowest net debt position in the company’s history as a public company of approximately $501 million. At the end of the second quarter, total days sales outstanding increased to approximately 55 days. Days sales outstanding increased from the first quarter due to a sharp increase in revenues during the last month of the quarter as well as the discontinuing of asset backed financings secured by offshore receivables. ON Semiconductor total inventory was down approximately $30 million to $269.5 million or approximately 87 days. Included in our total inventory is approximately $8 million of inventory written-up to fair value related to our acquisitions and approximately $5 to $10 million of bridge inventory built during the quarter in preparation for our announced closures of front-end manufacturing lines.

Distribution inventories came down by approximately $8 million in the second quarter and are at approximately 11 weeks. This is at the lower end of our historical range.

Cash capital expenditures during the second quarter of 2009 were approximately $15 million. The majority of the second quarter capital expenditures were related to capital equipment received in 2008 and paid for in the first and second quarter of 2009.

Wednesday, August 5, 2009

During the second quarter, R&D and SG&A expenses were lower than expected due to continued aggressive cost control measures. We have reduced R&D and SG&A expenses excluding stock based compensation and adjusted for the Catalyst acquisition by approximately 30 percent compared to the third quarter of 2008 through the hard work and effort made by all of our employees. This has enabled us to come through this difficult economic period with continued strong cash flow generation. Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

Wednesday, August 5, 2009

END MARKETS

During the second quarter of 2009, our end market splits were as follows: The Computing end-market represented approximately 27 percent of second quarter 2009 sales. The Communications end-market which includes wireless and networking represented approximately 20 percent of sales. Industrial, Military and Aerospace represented approximately 18 percent of sales. The Automotive end-market represented approximately 17 percent of second quarter sales. The Consumer Electronics end-market represented approximately 13 percent of sales and Medical represented approximately 5 percent of sales.

TOP OEM CUSTOMERS

During the second quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 4 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, LG Electronics, Motorola and Samsung.

Wednesday, August 5, 2009

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, represented approximately 62 percent of revenue. Our sales in the Americas represented approximately 23 percent of revenue and Europe represented approximately 15 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 47 percent of second quarter 2009 revenue. Sales through the distribution channel were approximately 42 percent of second quarter revenue and the EMS channel represented approximately 11 percent of revenue.

REVENUE BREAK-OUT

During the second quarter, ON Semiconductor revenues broken out by our segments were as follows. The Standard Products Group represented approximately 32 percent of sales. The Digital & Mixed-signal Product Group represented approximately 24 percent of second quarter sales. The Computing and Consumer Group represented approximately 22 percent of sales and the Automotive and Power Group represented approximately 22 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q filing for this period.

Wednesday, August 5, 2009

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we’ve made.

After a very challenging period for the industry and ON Semiconductor, we are beginning to see stabilization in each of our end-markets and a resumption of seasonal growth patterns in our consumer-oriented end markets. The aggressive actions the company has taken to reduce our overall cost structure, including the rationalization of our manufacturing network, puts ON Semiconductor in a favorable position when the industry fully recovers from the current economic downturn. These actions also further improve our leadership position in manufacturing efficiency within the industry. During the second quarter, we continued to rationalize our inventory levels. Over the last two quarters, we have reduced internal inventories by approximately 20 percent, or $66 million. In addition, inventories in the distribution channel have come down approximately $33 million in the last two quarters. While there is still great uncertainty on the trajectory of the economic recovery, we believe the worst of the crisis is behind us.

Wednesday, August 5, 2009

In the computing end market we saw growth of approximately 25 percent from the first quarter of 2009. After two consecutive quarters of inventory depletion, we saw a resumption of orders and strong demand for our products. In the newest generation of desktop platforms expected to ramp in the back half of this year, we have content exceeding $4.00 per box with a top three global desktop supplier.

During the quarter we also made significant inroads with one of the top two high-end graphics card manufacturers. We recently won a six phase VR11.1 controller, three additional controller wins as well as numerous MOSFET wins with this customer. Production from these wins will begin in the third quarter of 2009.

We continue to expand our presence in the notebook controller segment having penetrated a new top five notebook supplier. With this customer we also won additional sockets in LED lighting, regulators, custom ASICs and SenseFETs™ which combine thermal capabilities we acquired from Analog Devices along with our MOSFET technology.

Wednesday, August 5, 2009

We have also recently introduced our next generation of MOSFETs for desktops, notebooks and netbooks that utilize our Trench 3 process enabling increased efficiency and faster switching performance in a smaller die. We are expecting to see strong demand for this product in the back half of this year and into 2010.

In the wireless end-market, we are beginning to rebound from the market lows of the first quarter of 2009. In the second quarter of 2009, our handset revenue increased by more than 10 percent sequentially. We also continue to make progress with our handset OEM customers. During the quarter, we secured new design wins that more than double our content in all next generation multimedia phones of a top 5 global handset OEM.

In the second quarter of 2009, we also saw a rebound of sales into the automotive end-market of approximately 8 percent from first quarter 2009 levels. While there is still great uncertainty as to the rate of recovery for the automotive segment and normally the third quarter is seasonally down, we believe the automotive end-market will show improvement in the third quarter of 2009 as

Wednesday, August 5, 2009

production rates continue to increase at many global automotive manufacturers. We continue to expand our presence with Chinese auto manufacturers having recently won new designs in audio and dashboard power supplies. We are also winning designs for infotainment and driver experience enhancement applications with our BelaSigna™ Audio DSPs, switching regulators and protection devices that are expected to go into production at the end of this year.

In the second quarter we continued to win awards from our customers. We received the “First Quarter Support Award” from Huawei for our outstanding service. We also received the “Pinnacle Award” from Delphi for our commitment to quality, value and cost performance.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance –

DONALD…

DONALD COLVIN:

Thanks Keith.

Wednesday, August 5, 2009

THIRD QUARTER 2009 OUTLOOK

Based upon current product booking trends and backlog levels, estimated turns levels, we anticipate that total revenues will be approximately $445 to $455 million in the third quarter of 2009. Backlog levels at the beginning of the third quarter of 2009 were up from backlog levels at the beginning of the second quarter of 2009 and represent approximately 90 percent of our anticipated third quarter 2009 revenues. We expect that average selling prices for the third quarter of 2009 will be down approximately one percent, sequentially.

We expect cash capital expenditures of approximately $10 to $15 million in the third quarter of 2009.

For the third quarter, we expect GAAP gross margin of approximately 35.0 to 36.0 percent. Our GAAP gross margin in the third quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with our acquisitions of approximately $3 to 4 million and stock based compensation expense of approximately $3 million. We expect

Wednesday, August 5, 2009

non- GAAP gross margin of approximately 36.5 to 37.5 percent. Non-GAAP gross margin excludes special items which we expect to be approximately $7 million. For the third quarter we also expect total GAAP operating expenses of approximately $120 million to $125 million. Our GAAP operating expenses include the amortization of intangibles, stock based compensation expense, restructuring, asset impairments and other charges which total approximately $20 million. We also expect total non-GAAP operating expenses of approximately $100 to $105 million. We anticipate interest and other expenses will be approximately $10 to 11 million for the third quarter of 2009. We also anticipate non-cash interest expense of approximately $8 million from the adoption of FASB Staff Position No. APB 14-1 relating to our convertible senior subordinated notes. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $13 to $14 million in the third quarter of 2009.

Wednesday, August 5, 2009

Our current fully diluted share count is approximately 435 million shares based on the current stock price. This includes the full impact from performance based restricted stock units that should vest over a three year period based on meeting certain financial hurdles. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “            ” please open up the line for questions.

14